 T3motion, Inc

February 28, 2007

David L. Snowden

Dear Mr. Snowden:

T3 Motion, Inc. (the "Company") is pleased that you have agreed to serve as a member of the Board of Directors of the Company. In connection with your services as a director, you will receive the following compensation:

●	You will receive $ 20,000 for each year. It is anticipated that the Company will hold a minimum of four (4) meetings each year.
●	You will receive an option to purchase 50,000 shares of the Company's common stock (the "Stock Option") at fair market value as determined by the Board of Directors under the Company's 2007 Stock Option/Stock Issuance Plan (the "Plan"). Following the execution of this letter agreement, the Company shall deliver to you documents evidencing the grant of Stock Option. The Stock Option shall fully vest and become exercisable on the first anniversary of the date of this letter agreement (provided that you have remained in the service of the Company as a director during such vesting period). The Stock Option shall expire upon the earlier of (i) five (5) years from the date of this letter agreement, (ii) one year following the termination of your service to the Company as a director, or (iii) upon a change in control of the Company as provided in the Plan. Any unvested Stock Option shall terminate upon cessation of services to the Company.

Your initial term as a director shall be one year. However, you shall serve as a director at the will of the shareholders of the Company and may be removed as a director at any time by the vote or written consent of the shareholders.

Any dispute which may arise between the Company and you regarding the terms of this letter agreement shall be resolved by the employment rules established by the American Arbitration Association.

Please acknowledge your agreement to the matters set forth in this letter by signing below and returning a copy of the signed letter to the Company.

We look forward to working with you.

Sincerely,

Acknowledgment

/s/ David Snowden                                                                                            Date: March 1, 2007